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EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Ventritex, Inc. of our report dated July 25, 1996, included in the 1996 Annual Report to Shareholders of Ventritex, Inc. and included in Exhibit 13.1 to this Annual Report.

We also consent to the incorporation by reference in the Post Effective Amendment No. 2 to the Registration Statements (Forms S-8, Nos. 33-87218, 33-54406, and 33-47316) pertaining to the amended 1985 Incentive Stock Option Plan, the 1991 Employee Stock Purchase Plan, and the 1992 Consultant Stock Purchase Plan of Ventritex, Inc., and to the incorporation by reference in the Registration Statement (Form S-8, No. 33-91540) pertaining to the 1995 Stock Option Plan and the 1995 Director Option Plan of Ventritex, Inc., of our report dated July 25, 1996, with respect to the consolidated financial statements of Ventritex, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended June 30, 1996.

Our audits also included the financial statement schedule of Ventritex, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as whole, presents fairly in all material respects the information set forth therein.


                                        ERNST & YOUNG LLP


Palo Alto, California
August 13, 1996